Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	07-17
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS THIRD QUARTER 2007 RESULTS

AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA – October 25, 2007. . . Buckeye GP LLC (“Buckeye GP”), the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported financial results for the Partnership for the third quarter of 2007. The Partnership’s net income for the third quarter of 2007 was $36.4 million, or $0.71 per LP unit, compared with net income of $27.3 million, or $0.69 per LP unit, reported for the third quarter of 2006. Revenue in the third quarter of 2007 increased by 7.8 percent to $125.6 million from revenue of $116.5 million in the third quarter of 2006. Operating income in the third quarter of 2007 was $47.5 million, compared with operating income of $46.0 million in the third quarter of 2006.

Net income per LP unit in the third quarter of 2007 includes an increase in the average number of LP units outstanding to 42.7 million from an average of 39.4 million LP units outstanding in the third quarter of 2006. The Partnership’s reported net income in the third quarter of 2007 includes an amendment of the Partnership’s limited partnership agreement and the incentive compensation agreement between Buckeye GP and the Partnership which changed the incentive compensation paid to Buckeye GP from a compensation payment to a partnership distribution, effective as of the fourth quarter of 2006, as described in the Partnership’s Form 10-K for the year ended December 31, 2006. Accordingly, net income in the third quarter of 2007 was $7.6 million higher than it would have been if the Partnership’s limited partnership agreement and incentive compensation agreement had not been amended.

Pipeline volumes in the third quarter of 2007 were 1,425,600 barrels per day compared to 1,457,100 barrels per day in the third quarter of 2006. Costs and expenses

(more)

Buckeye – 2007 Third Quarter Earnings

in the third quarter of 2007 were $78.1 million compared to $70.5 million in the third quarter of 2006.

The Board of Directors of Buckeye GP also declared a regular quarterly partnership cash distribution of $0.825 per LP unit payable November 30, 2007, to unitholders of record on November 5, 2007. This cash distribution represents a quarterly increase in the distribution of $0.0125 per LP unit to an indicated annual cash distribution level of $3.30 per LP unit. This is the 83rd consecutive quarterly cash distribution paid by the Partnership.

Forrest E. Wylie, Chief Executive Officer of Buckeye, stated, “We are pleased to announce solid financial results for the third quarter of 2007 and a further increase in our quarterly cash distribution to unitholders from $3.25 per LP unit to $3.30 per LP unit on an annualized basis.”

Separately, Buckeye GP announced that Stephen C. Muther, Executive Vice President, Administration and Legal Affairs, has been appointed to the position of President of Buckeye GP effective as of October 25, 2007. Mr. Muther has held positions of increasing responsibility since he joined Buckeye GP in 1990. Mr. Muther will continue to report to Forrest E. Wylie, Chief Executive Officer of Buckeye GP.

The Partnership will host a conference call to discuss the third quarter 2007 results,  on Friday, October 26, 2007 at 11:00 a.m. Eastern Time. Interested parties are invited to listen to the conference call via the Internet, on either a live or replay basis at: http://www.videonewswire.com/event.asp?id=43320. A replay of the conference call will also be available through October 31, 2007 by dialing (800) 642-1687 Code: 21164823.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. The Partnership also owns and operates 51 refined petroleum products terminals with an aggregate storage capacity of approximately 20.0 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio, Pennsylvania and Wisconsin, and operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies. For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; (14) interest rate fluctuations and other capital market conditions; (15) construction costs, unanticipated capital expenditures and operating expenses to repair or replace the Partnership’s assets; (16) availability and cost of insurance on the Partnership’s assets and operations; (17) expansion in the operations of the Partnership’s competitors; (18) shut-downs or cutbacks at major refineries that use the Partnership’s services; and (19) the treatment of the Partnership as a corporation for federal income tax purposes or if the Partnership becomes subject to entity-level taxation for state tax purposes. You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per unit amounts)

(Unaudited)

	Three Months		Nine Months
	Ended		Ended
	September 30		September 30
	2007	2006	2007	2006

Revenue	$125.6	$116.5	$375.6	$333.8

Costs and expenses:
Operating expenses	60.8	54.4	182.0	157.1
Depreciation and amortization	11.5	11.4	33.4	32.8
General and administrative	5.8	4.7	16.1	14.3
Total costs and expenses	78.1	70.5	231.5	204.2

Operating income	47.5	46.0	144.1	129.6

Other income (expenses):
Investment and equity income	2.6	2.1	7.2	5.2
Interest and debt expense	(12.4)	(13.3)	(38.7)	(38.7)

General partner incentive compensation	—	(6.4)	—	(18.3)
Minority interest and other	(1.3)	(1.1)	(4.0)	(3.4)
Total other income (expenses)	(11.1)	(18.7)	(35.5)	(55.2)

Net income	$36.4	$27.3	$108.6	$74.4
Net income allocated to General Partner	$6.1	$0.2	$18.7	$0.4
Net income allocated to Limited Partners	$30.3	$27.1	$89.9	$74.0

Earnings per LP unit - diluted	$0.71	$0.69	$2.18	$1.89

Average number of LP units - diluted	42.7	39.4	41.3	39.1

Pipeline Operating Data:

Volume (thousand barrels / day)	1,425.6	1,457.1	1,441.2	1,442.5

Barrel-miles (billions)	17.7	18.2	52.3	52.0

Average tariff rate (cents / barrel)	65.2	63.5	63.2	60.0

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